OCTOBER 17, 2012 / 08:30PM GMT, ALGN - Q3 2012 Align Technology, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS
Shirley Stacy Align Technology, Inc. - VP of Corporate and Investor Communications
Tom Prescott Align Technology, Inc. - President, CEO
Ken Arola Align Technology, Inc. - VP, Finance, CFO

CONFERENCE CALL PARTICIPANTS
Matt Dolan ROTH Capital Partners - Analyst
Glen Santangelo Credit Suisse - Analyst
Brandon Couillard Jefferies & Company - Analyst
Steve Beuchaw Morgan Stanley - Analyst
Jeremy Feffer Cantor Fitzgerald - Analyst
John Kreger William Blair & Company - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the Align Technology Q3 2012 earnings call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions). As a reminder, this conference is being recorded.

It is now my pleasure to introduce Shirley Stacy of Align Technology. Ms. Stacey, you may begin.

Shirley Stacy - Align Technology, Inc. - VP of Corporate and Investor Communications

Good afternoon, and thank you for joining us. I'm Shirley Stacy, Vice President of Corporate and Investor Communications. Joining me today is Tom Prescott, President and CEO; and Ken Arola, Vice President and CFO.

We issued preliminary third-quarter financial results via press release today on Marketwire, which is available on our website at investor.aligntech.com. Today's conference call is being audio webcast and will be archived on our website for approximately 12 months. A telephone replay will be available today by approximately 5.30 p.m. Eastern time through 5.30 p.m. Eastern time on October 25. To access the telephone replay, domestic callers should dial 877-660-6853 with conference number 400990, followed by pound. International callers should dial 201-612-7415 with the same conference number.

As a reminder, the information that the presenters discuss today will include forward-looking statements, including, without limitation, statements of that Align's future products, product outlook, and the expected financial results for the fourth quarter of fiscal year 2012.

These forward-looking statements are only predictions, and involve risks and uncertainties such that actual results may vary significantly. These and other results are set forth in more detail in our Form 10-K for the fiscal year ended December 31, 2011. These forward-looking statements reflect the beliefs, estimates, and predictions as of today; and Align expressly assumes no obligation to update any such forward-looking statements.

Please also note that on this conference call we will provide listeners with several financial metrics determined on a non-GAAP basis for comparisons to previous quarters. Most of these items, together with the corresponding GAAP numbers -- and the reconciliation to the comparable GAAP financial measures where practical -- are contained in today's financial results press release, which we have posted on our website at investor.aligntech.com under Financial Releases; and have been furnished to the SEC on Form 8-K.

We encourage listeners to review these items. In addition, the possibility of an impairment charge, which could result in a substantial reduction against goodwill and a commensurate charge against earnings, could have a material adverse impact on the Company's preliminary results. We have posted a set of GAAP and non-GAAP historical financial statements, including the corresponding reconciliation in our third-quarter conference call slides, on our website at investor.aligntech.com under Quarterly Results.

Please refer to these files for more detailed information.

With that, I'd like to turn the call over to Align Technology President and CEO, Tom Prescott.

Tom Prescott - Align Technology, Inc. - President, CEO

Thanks, Shirley. Good afternoon, everyone. On the call today I'll provide an overview of preliminary third-quarter results and discuss the performance of our two operating segments, Invisalign Clear Aligners and Scanner and CAD/CAM Services.

As Shirley discussed, these results are preliminary, based on the outcome of our goodwill impairment analysis which is currently incomplete. Ken will cover the circumstances in his discussion of our preliminary Q3 financial results, as well as outlook for Q4 in more detail.

I'll come back with a few closing comments, and open up the call to questions.

Q3 revenue of $136.5 million increased 8.4% year over year, and yet decreased 6.3% sequentially. Despite a strong summer season for Invisalign teenager cases, which increased 21% sequentially and year over year, our third-quarter revenue was slightly lower than our outlook.

Q3 is historically a slower period for North American GP dentists, who have fewer days in office due to vacations; as well as for international doctors, who typically take extended summer holidays, especially so in southern Europe.

This year, summer seasonality was more pronounced in North America. And as a result, we did not see the expected ramp in Invisalign cases for GPs and orthodontists. This softness has continued through October and is reflected our Q4 guidance; which, despite that slowdown, still projects a healthy annual growth rate for the Company overall, with volume growth of at least 16%.

We're taking a complete look at our results, including demand for our products, and analyzing the industry and the markets in which we operate. We are evaluating a lot of data, much of which is conflicting, and none of which supports a fundamental decrease in demand for Invisalign. On the one hand, data such as the surprisingly strong recent consumer sentiment ratings, as well as the uptick in visitors to invisalign.com in find-a-doctor searches, point to continued strong consumer interest.

On the other hand, additional insight from our customers regarding Invisalign in their practices indicate that more adult patients were delaying or pushing out acceptance of their ClinCheck treatment plans this summer and early fall, possibly due to concerns about the economy.

Several recent analyst reports, based on AFG research, suggests that conditions within the dental space during the calendar third quarter were slightly less desirable than in the second quarter; and AFG reports developed for Align corroborates these trends. Several weeks ago, at an analyst meeting, Patterson Dental discussed a slowdown for dental consumables.

Beyond all this survey work done, there remains a dichotomy between the tougher economic realities for the broader economy and the actual case starts we had in Q3, when compared to the optimistic views in Invisalign as sounded by both consumers and doctors.

For Q3, total Invisalign case volume was 92,500, an increase of 17% year over year, driven by growth across all customer channels. This was especially the case for North American orthodontists and international doctors, which both increased about 20% in the same quarter last year.

On a sequential basis, Q3 Invisalign case volume decreased 3%, primarily due to North American GPs, which declined 7%. For North American orthodontists, Q3 case volume of 35,900 cases increased 19% year over year, driven primarily from growth across nearly all Invisalign products, especially Invisalign Teen.

Q3 volume increased 1% from Q2, reflecting lower Invisalign Full cases, offset by the growth from Invisalign Teen cases, which increased 34% sequentially among North American orthos.

The Invisalign Teen product is primarily targeted at younger teens, 11 to 15 years old; and has specific features, such as compliance indicators and eruption tabs to address the needs of these younger patients. For Q3, total Invisalign Teen case shipments were 15,300 cases worldwide, an increase of 30% year over year, and 29% sequentially, a positive indication of continued progress.

As expected, both orthos and some GPs took advantage of the Invisalign Teen/Vivera Retainer promotion we ran this quarter in North America, which includes a free Vivera Retainer subscription for every Invisalign Teen case a customer buys.

Just as a reminder, the objective of this promotion is to drive penetration of Invisalign in the teenage orthodontic segment during the summer season, and generate broader trial and use of Vivera Retainers. During Q3 last year, when we first offered the Teen/Vivera promotion, we saw a strong uptick in Invisalign Teen cases; and this year, we saw a similar uptick.

Over the past 12 months, the doctors who participated in the promotion have subsequently grown their Invisalign Teen and Vivera case volumes faster than doctors who did not participate.

In addition to reporting our results for the Invisalign Teen product, we also track the total number of teenagers using any Invisalign product, which is a more complete view of our penetration in this very important segment of the orthodontic market.

During Q3, a total of 24,500 teenagers worldwide started treatment with Invisalign. This is an increase of 21% sequentially and year over year, and demonstrates our continued progress and share gain among teens 11 to 19 years old worldwide.

For North American GP dentists, Q3 case volume of 34,700 cases increased 12% year over year, driven by growth across all Invisalign products, especially Invisalign Express. On a sequential basis, Q3 GP volume decreased 7% from Q2, due to lower Invisalign Full and Assist cases. We believe softness in higher-end adult procedures like full-mouth restorations, veneers, and Invisalign may have played a part.

But our customers outside of North America, Invisalign volume of 21,900 increased 21% year over year, the fourth consecutive quarter of 20%-plus year-over-year growth for international. This growth was driven primarily by an increase from Invisalign distributors, especially the Asia-Pacific region, as well as from nearly all European countries that we cover directly.

As expected, Invisalign case volume outside North America was down slightly, around 3% sequentially, reflecting summer seasonality primarily in southern Europe. In our direct geographies, Q3 year-over-year growth in core Europe was led by the UK; and the CEU, we call it, comprised of Germany, Switzerland and Austria.

Italy volumes were down compared to last year. And while the signs of economic distress and austerity measures are obvious, we also had an execution miss. We have new country leadership in place there, and expect to find our way back to a growth posture, much like what we did in the UK two years ago.

And in Asia, Q3 Invisalign case starts in China continued to ramp while Japan continues its growth track. We see strong business growth in China, which we believe is being driven by our strategy of working with key opinion leaders, going deep with top orthodontists in core cities.

We had a strong presence at the annual Chinese Orthodontic Meeting held in Peking University in September, where we saw the first wave of Chinese KOLs, our orthodontist customers, speaking about Invisalign in a scientific session; presenting Invisalign, the technology, as well as finished and cases in progress.

This represents a major step forward as we now have domestic, in-country Chinese KOLs carrying the message and promoting Invisalign. We will continue to execute on our core strategy, which is working; combined with ongoing tests to best understand the local levers, how to best accelerate volume here in China. We remain very bullish in the long-term potential for this country.

In Q4, we will expand our focus on clinical education. And we'll be hosting over 20 leading Chinese doctors at the North Asian Invisalign Forum in Macau, which will bring together top clinicians worldwide to discuss treatment of very complex cases. And in November, a handful of Chinese doctors will also attend our Ortho Summit in Las Vegas.

Q3 was another great quarter for our Invisalign distribution partners in APAC, EMEA and Latin American regions. Year over year as well as sequential growth was driven by continued strength in the APAC region, especially Australia and Hong Kong.

As a result of our continued success in the APAC region, and with the upcoming expiration of the distribution agreement with our partner there, we have decided to revert Asia-Pacific into a direct sales region beginning May 1, 2013. We will be taking back the APAC organization, including its entire team and operating expense structure.

We will step up investments in the form of increased OpEx during our fourth and first quarters in order to ensure a seamless transition for our customers. In the near term, this increased operating expense committed towards continued APAC growth and organizational continuity will create a little more operating margin pressure.

After May 1 next year, we will begin to recognize direct sales in our full ASP rather than the significantly discounted ASP under the distribution agreement; and will thereby quickly gain revenue and contribution margin leverage. The overall economic cost of this reversion has less than a one-year payback for us.

On a year-over-year basis, we saw a continued adoption across our customer base in Q3, but primarily by North American doctors, which is reflected in our key Invisalign metrics of utilization and new customer training.

Year-over-year ortho volume growth was driven by both an increase in Invisalign utilization, as well as an increase in number of new ortho submitters. Year-over-year GP volume growth was driven primarily by an increase in newly trained GP submitters. Sequentially, Q3 utilization rates remained flat among North American orthos and international doctors; while North American GPs actually decreased, due to lower case volumes and fewer submitters.

Among our North American GP base, we saw a decrease in Invisalign case starts across all customer tiers; in particular, our mid- to high-volume GPs. As expected, we trained fewer doctors in Q3 as we typically hold fewer CE1 training events during the summer timeframe.

Moving on to product innovation, I'm excited to be talking about one of the most important innovations in invisible orthodontics, our new SmartTrack aligner material. Over the past five years, working with world-class partners, we have evaluated literally thousands of polymers and a variety of other materials. Our goal was to optimize conformance and comfort for the patient with the ability to consistently deliver planned forces over an extended period of time, and to ensure greater predictability for even the most complex cases.

Today, we introduced a remarkable material to the world of Clear Aligner treatment we call SmartTrack. SmartTrack is a novel, highly elastic new aligner material that delivers gentle, more constant force to improve the control of tooth movements within Invisalign Clear Aligner treatment.

SmartTrack represents not just an improvement in aligner material. It's a significant improvement in the entire Invisalign system, and how we leverage force systems for more predictable tooth movement. We have specifically engineered a flexible material that more precisely conforms to tooth morphology, attachments, and interproximal spaces to improve control of tooth movement across treatment.

We initiated a large-scale pilot with over 1000 customers in May, and the analysis of patients treated with these aligners shows statistically significant improvement in control of tooth movements, especially for the most difficult, such as rotations and extrusions.

According to Dr. Clark Colville, an orthodontist in Seguin, Texas and a member of our Clinical Advisory Board, and I quote, the clinical results with SmartTrack have been excellent so far. The fit around the teeth from aligner to aligner is better than with any group of patients I've previously treated with Invisalign in my practice. Without a doubt, SmartTrack is the most exciting change in Invisalign technology among the many that have been introduced in recent years. Close quote.

And from Dr. Werner Schupp, an orthodontist practicing in Koln, Germany, said, and I quote, I'm very pleased with the new SmartTrack aligner material. The aligners fit better and are more comfortable for our patients. And the tooth movement is more precise in all directions. End of quote.

The feedback to date from our pilot doctors has been very positive, and we can't wait for all of our customers and their patients to experience these revolutionary changes for themselves.

In Q1 2013, SmartTrack will become the standard Invisalign aligner material for Invisalign Clear Aligners in North America and Europe, as well as in other international markets where regulatory approval has been obtained.

In the meantime, we have been begun previewing SmartTrack material on our customer portal, aligntechinstitute.com. In addition, we will showcase SmartTrack at our upcoming Ortho Summit in November. And in January, we will host an ask-the-expert webinar in advance of the worldwide launch of SmartTrack.

As for our integrated consumer marketing platform, activity on our consumer website is a good measure of progress on this front, where prospective patients can get more information; take an interactive smile assessment, based on their own goals for treatment; and search for Invisalign providers in their area.

During Q3, we passed a big milestone and ended the quarter with more than 4.2 million visitors to invisalign.com to date this year, a nice increase from the same period in 2011. In addition, website leads are up, and find-a-doc searches are up from the same time last year. We also continue to see increasing traffic from mobile device users, with visitors to the invisalign.com mobile site now making up around a quarter of our total traffic when our ads are on TV.

All of these metrics tell us that prospective patients remain interested in learning more about Invisalign, and for connecting with providers in their local area when they are ready to seriously consider treatment. Website traffic, like many of our consumer metrics, is positively influenced by our on-air TV presence. In early Q3, we continued leveraging the peak teen season by running our Twins TV spots to reach moms and teens. Normally we would have stayed consistently on-air with these spots through the end of August, but this year we were off-air for three weeks in July to avoid competing with the airtime around the Olympics.

However, we supplemented our TV presence during those important final summer months with radio, digital and traditional PR, as well as event marketing. This included our second year sponsoring radio Disney's Next Big Thing Tour, which integrates elements from all of these marketing channels, including a lot of Disney radio and TV placements.

Moving now to our Scanner and CAD/CAM Services segment, Q3 revenue was $9.8 million, compared to $11.9 million in Q2, and $11.6 million in Q3 last year; and it reflects summer seasonality. In addition, there were no major industry or Invisalign customer events that would have given us additional selling opportunities, like the AAO meeting in May 2012 and the GP Summit in July of 2011.

These major trade shows and customer events, like Invisalign Summits, provide a unique opportunity to present iTero scanners and close orders there. Turning to the announcement we made regarding our Straumann distribution agreements for iTero scanners -- since acquiring Cadent 18 months ago, we have been committed to enabling a digital shift within restorative dentistry, with the iTero scanners the center of our strategy.

We have worked with Straumann over the past few years to establish a sales, services, and support model for the iTero scanner that would benefit both our companies. The global market for restorative dentistry is far more fragmented and complex than orthodontics, with hundreds of thousands of labs, suppliers, general dentists, and specialists.

In Europe, adoption of digital restorative technology has been further slowed due to challenging economic conditions, some reluctance to invest in capital equipment. Despite our efforts, our collaboration for distributing iTero scanners is not meeting our strategic or financial expectations. As a result, Align has decided to market iTero on a more limited basis directly in Europe, focusing on our existing Invisalign customers; and pursue global scanner potential on a more opportunistic basis.

We will continue our direct sales of iTero scanners in North America, where digital dentistry is evolving more rapidly. Over the past year we have invested in our scanner business in North America by doubling the number of direct sales representatives and in-office trainers through ongoing improvements in scanner service and support, and through our robust product and applications development pipeline.

We have demonstrated this business model can work, and we are confident we have the best-performing scanner in the market. Both Align and Straumann are committed to ensuring a continued high level of support and service for existing iTero customers in Europe and North America. Straumann will continue to offer first-level equipment support in Europe for at least the next 12 months, after which full responsibility for regional customer service will transfer to Align.

We are currently working together on plans for a smooth transition, and will communicate details to customers as soon as they are finalized.

I'll now turn the call over to Ken for a review of our Q3 financial results. Ken?

Ken Arola - Align Technology, Inc. - VP, Finance, CFO

Thanks, Tom. Before reviewing the preliminary results for the quarter, I will begin by discussing the status of our goodwill impairment testing. The discontinuation of Align's distribution relationship with Straumann in Europe and North America, and the decline in results of operations of the Company's Scanner and CAD/CAM Services reporting unit, triggered the risk that the goodwill associated with the acquisition of Cadent might be impaired.

As a result, we are currently conducting a step one test as of September 30, 2012, to assess whether goodwill -- which had a carrying value of $135.3 million as of September 30, 2012 -- is impaired. We expect to complete the step one impairment test prior to the filing of our Form 10-Q for the third quarter of 2012.

If the result of our step one analysis indicate an impairment, we will conduct a step two evaluation to determine the amount of the non-cash impairment charge, if any. If step two cannot be completed prior to filing of the Form 10-Q for the third quarter, we may estimate a range of potential impairment and may report an estimated non-cash charge for the third quarter of 2012.

Any difference between an estimate and the final step two evaluation would be recorded in the fourth quarter of 2012.

Before I move on to the third-quarter financial results, I'd like to remind everybody that there are several items we exclude from our GAAP results when we report non-GAAP results. These include acquisition and integration costs, amortization of intangible assets, and severance and benefits costs for the New Jersey consolidation.

In my comments today, I will not review the total dollars excluded for non-GAAP gross margin, operating expenses and operating margin; and instead, will refer you to the press release table as a reconciliation of GAAP to non-GAAP financial metrics, and the business outlook summary for a complete reconciliation.

Now let's review our preliminary third-quarter financial results, which do not include the impact of any potential goodwill impairment. Q3 net revenue was a total of $136.5 million, which consisted of Invisalign revenue of $126.7 million, and Scanner and CAD/CAM Services revenue of $9.8 million. This is a sequential decrease of 6.3% from $145.6 million in quarter two, 2012; and a year-over-year increase of 8.4% from $125.9 million in Q3 2011.

Q3 Invisalign revenue of $126.7 million decreased 5.2% compared to Q2 revenue of $133.7 million, and increased 10.9% compared to Q3 2011 revenue of $114.3 million. The sequential decrease in Q3 revenue was driven by lower case volumes, primarily across our North America GP and international doctors, as well as from slightly lower Invisalign ASPs.

And Invisalign ASPs were lower as expected compared to last quarter, due to deferrals associated with the Invisalign Teen Vivera Retainer promotion and headwinds from foreign exchange rates. On a year-over-year basis, Q3 Invisalign revenue growth was driven by volume increases, offset somewhat by foreign exchange rates.

Q3 Scanner and CAD/CAM Services revenue was $9.8 million, which is a sequential decrease of 18.3% from $11.9 million in Q2 2012, and a year-over-year decrease of 15.9% from $11.6 million in Q3 2011. The scanner volumes were down as expected, as there were no major industry or Company-sponsored event in which to leverage scanner selling opportunities as compared to Q2, where we had the AAO show and several customer forums. Q3 CAD/CAM Services were flat in North America as compared to the prior quarter, and international had minimal contribution.

Now, moving on to gross margin and operating expenses. Q3 GAAP gross margin was $100.4 million or 73.5%. And this compares to $108.8 million or 74.7% in quarter two; and $92.4 million or 73.4% in the same quarter of last year.

Q3 GAAP gross margin for Invisalign was 77.6%, and Scanner and CAD/CAM Services was 20.6%. This compares to 79% and 26.6%, respectively, in quarter two. Non-GAAP gross margin for Q3 was $100.7 million or 73.7%. And this compares to $109.2 million or 75% in quarter two, and $93 million or 73.9% in the same quarter of last year.

For Invisalign, there was no difference between GAAP and non-GAAP gross margin for Q3 or Q2 of 2012; and Q3 of 2011. The sequential decrease in non-GAAP gross margin primarily reflects lower Invisalign case volume, which resulted in under-absorption of manufacturing costs and the impact from lower ASPs.

For Scanner and CAD/CAM Services, Q3 non-GAAP gross margin was 23.8% compared to 30.3% last quarter. The decrease in non-GAAP gross margin reflects lower production volumes, which drove under-absorption of manufacturing spend, coupled with excess training capacity during the seasonally slower summer quarter.

Q3 GAAP operating expense was $71.2 million compared to Q2 of $72.8 million, and $66.1 million from the same quarter of last year. Q3 non-GAAP operating expense was $70 million. This compares to $71.6 million in quarter two, and $63.8 million in the same quarter of last year.

The decrease in Q3 non-GAAP operating expense is primarily due to lower media spending as we went off-air during the Olympics, as well as fewer industry and customer events being held in quarter three.

Q3 GAAP operating income was $29.2 million or 21.4%. This compares to $36 million or 24.7% in the quarter two, and $26.3 million or 20.9% in the same quarter a year ago. Q3 non-GAAP operating income was $30.6 million or 22.4%, and this compares to $37.6 million or 25.8% in quarter two, and $29.2 million or 23.2% in the same quarter of last year.

Q3 GAAP diluted earnings per share was $0.29 compared to $0.34 in quarter two, and $0.24 in the same quarter of last year. And Q3 non-GAAP diluted earnings per share was $0.28 compared to $0.34 in quarter two, and $0.27 in Q3 of last year.

Now moving onto the balance sheet. Cash, cash equivalents and marketable securities, including long-term investments, were $348.9 million. This compares to $248.1 million at the end of 2011. In Q3, we generated roughly $40.3 million in cash from operations, compared to $27.3 million in quarter two and $41.5 million in the same quarter last year.

DSOs for the quarter were 70 days compared to 63 days in quarter two, and 62 days in the same quarter last year. The increase in DSO this quarter primarily reflects less shipment linearity in the quarter, and a slight slowing of customer payments in September. Overall, our aging remains in solid shape, and I would expect DSOs to trend downwards in Q4.

Under our stock repurchase program, we bought approximately 213,000 shares of our common stock during quarter three, at an average price of $34.15 per share, for a total of approximately $7.3 million. There remains $132.5 million available under the Company's existing stock repurchase authorization.

Now let's turn to our business outlook for Q4 2012 and the factors that have formed our view. First, we experienced greater-than-expected summer seasonality in North America from both GP dentists and orthodontist. This softness has persisted into October, which resulted in lower case receipts from which Q4 shipments will be generated. However, busy sales force activity and patient traffic in October points to renewed growth for the Invisalign business.

Second, Q4 is historically a stronger quarter for international doctors as they come back from summer vacation, and we would expect that to be the case this year as well.

Third, Q4 is historically the heaviest buying period for capital equipment purchases in North America. In order to make the most of this year-end buying cycle, we are offering a promotional $4000 off an iTero scanner in quarter four. There are also two major events that we will be leveraging in quarter four, the ADA meeting going on in San Francisco this week, and our Invisalign Ortho Summit in November.

As a result of these sales and promotional activities, we expect North American scanner sales to increase nicely from Q3. For international, we do not expect any contribution, due to the termination of the iTero distribution agreements with Straumann announced today.

And lastly, given the softness we've seen recently, we are more cautious about consumer behavior in the near-term, and their willingness to move forward with higher-value procedures like Invisalign.

With that as a backdrop, we anticipate Invisalign case volumes to be in a range of 90,000 to 93,000 cases. We expect Q4 total revenues to be in a range of $134.2 million to $137.8 million. Overall, we expect our revenue outlook to have a slight impact from Invisalign ASPs resulting from advantage rebates and product mix, offset by not running the Teen Vivera promotion in quarter four.

We will be running a new promotion in quarter four, for Invisalign Express 5, which offers doctors $200 off the list price and is intended to drive higher trial and repeat use. Q4 revenues also reflect lower iTero scanner ASPs due to the year-end iTero scanner promotion I just mentioned.

Now let's move on to gross margin. We expect Q4 GAAP gross margin to be in a range of 71.7% to 72.1%. And we expect non-GAAP gross margin to be a range of 71.9% to 72.3%. The sequential decrease in non-GAAP gross margin primarily reflects expected increases in freight costs related to international shipments, and an increase in training costs as we plan to train more doctors in quarter four; and, to a lesser extent, ASPs.

In Q4, we expect GAAP operating expenses to be in a range of $73.6 million to $74.9 million. We expect Q4 non-GAAP operating expense to be a range of $72.6 million to $73.9 million. The expected sequential increase in non-GAAP operating expense relates to a greater number of customer events like the ADA meeting, the Greater New York Dental show, and our Ortho Summit. Additionally, we will be increasing our investment for Asia Pac to ensure a smooth transition back to a direct sales region.

We expect Q4 GAAP operating margin to be a rage of 16.9% to 17.7%, and GAAP EPS to be in a range of $0.21 to $0.23, excluding any impact from potential impairment charges. We expect Q4 non-GAAP operating margin to be in a range of 17.8% to 18.7%, and non-GAAP earnings per share to be a range of $0.21 to 0.23.

In Q4, we expect the GAAP effective tax rate to be approximately 21%, and the non-GAAP effective tax rate to be approximately 24%. We expect diluted shares outstanding to be approximately 84.5 million, and cash on hand to be in a range of $385 million to $395 million.

With that, I will now turn the call back to Tom for some closing comments.

Tom Prescott - Align Technology, Inc. - President, CEO

Thanks, Ken. In summary, the team here at Align is as excited about the future as I've ever seen them, and it's easy for me to understand why. With over 1000 enthusiastic customers participating in a large commercialization pilot, we are hearing that SmartTrack is the biggest innovation in Invisalign technology ever. And when combined with the G3 and G4 steps which preceded them, enables treatment of far more complex cases with greater patient comfort.

We're in the process of bringing our APAC distribution back in-house, gaining greater confidence in our ability to drive the business in our fastest-growing geographies in the world. We are restaging growth in Europe, even in regions like the UK, where austerity programs and slow-to-zero growth are the norm.

We continue to do well with our scanner business in North America, where our direct sales model is successfully leveraging our Invisalign resources. In China, we continue to see strong Invisalign growth and remain bullish on its long-term potential. And around the world, we continue to gain share in the important teenager market.

We are not satisfied with the recent quarter, or our Q4 guidance. Yet know this still describes a business growing volume over 16% annually, with huge headroom remaining for expansion. We intend to continue on with good execution of our important strategic initiatives, and have the confidence we will deliver great results for our customers and their patients, our shareholders and our committed employees.

I look forward to seeing some of you while out at trade shows and investor events over the next few months; as well as reporting back to you with our progress in a quarter or so.

And with that, let's get right to the Q&A.

QUESTION AND ANSWER

Operator

(Operator Instructions). Matt Dolan, ROTH Capital Partners.

Matt Dolan - ROTH Capital Partners - Analyst

Hey, guys. Good afternoon. Thanks for taking the question. The first one I just wanted to dig into what you are seeing on the growth side of the equation first. I think if we look back to -- I think it was two years ago, you struggled out of the summer, and there were some executional issues then that I think you may have referred to here again.

Normally you guys have a lot of visibility into the upcoming quarter. So what can you tell us, on a go-forward basis, about either stability or -- I think you said in your prepared remarks, there is renewed interest in Q4, despite what sounds like what has been a pretty slow September and October.

Tom Prescott - Align Technology, Inc. - President, CEO

Sure, Matt, thanks. Well, the first thing I'll refer back to is this dichotomy that has existed between the channel checks we and others have done, and -- that still showing strong consumer interest, yet not necessarily translating into Invisalign case starts.

What I'd say is, we've seen some renewed activity, now, into October a bit. And we believe that will start to generate. The second thing, I think, if you're referring back to a couple of years ago, we do expect Europe to contribute more towards growth in Q4, where we did not have that outlook, say, in Q4 of two years ago.

Again, we think the business is healthy. We wish we had all the answers. I think there's probably a few -- maybe broader secular trends going on in the dentistry that others have called out. But what we're going to try and do is make just make sure that the activity in the offices turns into case starts, and that's what we're focused on.

Matt Dolan - ROTH Capital Partners - Analyst

Maybe to clarify with two specific points. I think you guys did say that you felt like there was a renewed interest in Q4, even though October was slow. So, again, is this something maybe -- did the promotions that came early in Q2 pull some revenue that you otherwise would've thought you had into earlier in the year? What gives you that thought, that things are picking up later this quarter?

Tom Prescott - Align Technology, Inc. - President, CEO

Let me be as clear as I can. We're sitting here now on the 17th. And as we are managing actively, we are hearing a lot of activity in the offices. Patients are coming back into the offices. And this is -- and I'll contrast that with two years ago, when we still did not have what seemed like positive activity, even when we went to our call in October.

And that, in fact, did not pick up until late in November, mid- to late November, early December. So we see the signs of good activity -- doctors are reporting, calendars are filling up again, and there are a lot of good signs. We'll watch that closely. That is reflected in our view going forward.

If I take, specifically, the comment -- in this business, with a customized case, I don't think our doctors have the ability to really pull cases in much or delay them much. They are going to make the assumption that if -- when a patient wants to start treatment -- if they don't want to start them, that patient will probably find some other place to go.

So I don't think -- we had a very strong Q1 and a pretty strong Q2; that was not promotion-driven. There were a lot of doctors working hard to get Into Elite status or Super Elite status for Advantage; and then, I think some of them may have taken some more time off this summer. We wish we had -- I'll call, a more analytically sound view of all that. But in parallel with that, there were broader softness trends reported across dentistry, both by consultants and researchers, market researchers, as well as some other companies.

So, again, we'll be watching closely as the bigger dental players come behind us. And maybe there will be a broader explanation for these secular trends in dentistry.

Matt Dolan - ROTH Capital Partners - Analyst

Okay. And then the second topic I wanted to make sure we touched on was on the earnings guidance side of the equation. Obviously, revenues are expected to be flat. It looks like really the major difference quarter to quarter here into Q4 is the gross margin.

I know you mentioned, Ken, freight costs; but to us, it seems like international has been relatively flat or even down as a percentage of sales. So why the 200 basis point hit there, which is a big part of the delta between the two periods? Thank you.

Ken Arola - Align Technology, Inc. - VP, Finance, CFO

Sure, no problem. Freight -- as we shipped more and more product internationally, it costs us more to get the product over there with the volume that we're looking at on a historical basis in the growth on the international business. We're expecting that to grow nicely again this year. And given where we are, we're expecting our freight costs to be up on a sequential basis over Q3.

If you think about Q3, volumes were down in Europe as they typically are, so when you go on a sequential basis, Q3 to Q4, you have a greater impact of freight for those international shipments. Also with the shipments growing faster in the Asia Pac region, again that picks up additional freight costs to get product over to Asia Pac as opposed to Europe, say, for example.

Shirley Stacy - Align Technology, Inc. - VP of Corporate and Investor Communications

All right. Thank you, Matt for your question. Operator, next question please?

Operator

Glen Santangelo, Credit Suisse.

Glen Santangelo - Credit Suisse - Analyst

Thanks a lot. Tom, I just wanted to talk to you about the weakness in the case shipment growth this quarter. Now, if you look at where the weakness was, it seems like North American GPs was clearly the worst segment, down the most sequentially, where you actually had positive growth in the North American orthodontic community; and international did somewhere in the middle.

Is there something to be said here about the trends at the general practitioner in 2Q -- or, I'm sorry, 3Q, that you think could reverse itself in 4Q? Or do you feel like -- just give us some feedback and what your sales guys are telling you about what they are seeing in the market.

Tom Prescott - Align Technology, Inc. - President, CEO

Let me break down into two pieces. First, about maybe what happened; and second, about how we see it going forward. First, in terms of what we saw playing out in Q3 -- and I think you've chronicled this pretty well-- I think in the GP office there was a softness, there was a slowdown. There have been reports of -- especially in the higher-value procedures area on both coast; LA, New York, -- some of the higher-value procedures like full mouth restorations and veneers, that really slowing down significantly.

In general, with our GP practices, even our higher-volume customers, which of all the groups really slowed down the most, they tend to react more to patient traffic coming in and people asking for procedures rather than initiating those conversations. So when patients are more passive or when traffic goes down, they tend to pull back, and don't compensate by initiating more. They literally just pull back a bit more, so it's a different reaction.

For the ortho, the specialist, they're used to dealing with referrals, whether it came from their own efforts or from a GP that they work with. And they're used to jumping on those points of interest, whether it's the first call or a patient coming that's really seriously considering.

In the summer, we really didn't do that well with adults. To the extent ortho was soft, it was there. We did pretty well with teens, but not as well year over year. So our belief is, we continued to take share from traditional brackets and wires, but that adults were a push for ortho. Putting it another way, if we didn't have the progress we're making in teen, we would have been -- we would have much worse results. I don't mean to look at it as a negative thing -- we'd have worse results.

The work we've done in the last 4 to 5 years to bring the teen product to market and to start -- continue to take share, has put us in a position where we no longer are so disadvantaged in the summer. This summer, adults pushed out substantially on the GP side. And I think they also pushed a bit on the ortho side.

Going forward, with better traffic in the GP office we're hearing about; better traffic in the ortho office; a lot of other things going on; we believe that we can get some of that back. We're not going to stand on our heads right now. But I think we can make progress in Q4. And I think there was an earlier question about comparing 2010.

With Europe kicking in nicely, we think we'll -- we can go back and get this guidance. It's working tough through this difficult economic times.

Glen Santangelo - Credit Suisse - Analyst

Well, Tom, I appreciate all that detail. And we haven't had a chance to work on our model; but just looking at the guidance that you've given for 4Q, it kind of assumes that you're looking at maybe flattish case shipment growth. Just want to be clear on what you're saying, because it sounds like October started off kind of sluggish. But yet I thought in that -- in your answer to my question, you just sort of said you're starting to see a little bit of a pickup in activity. In terms of case shipment growth, what are you building into expectations on a sequential basis in Q4?

Tom Prescott - Align Technology, Inc. - President, CEO

Sure. As Ken described well, the softness that we saw persist into September and into October, that's the basis of our October shipments; what's shipping to patients and customers right now. And when that is softer, obviously, October shipments -- therefore revenues, a little softer.

We've seen in other years where Q4 can finish very strongly. The first thing that has to happen is activity in offices translating into case starts; ultimately, those ClinChecks being approved, and then shipments. That feels like that's turning a bit. It certainly is stronger than it was in September, as we reported.

While we can't get the September volume receipts any higher than they are -- they are what they are -- that anchors October shipments for all practical purposes, but we do see building on that as we leave October with growing receipts into November and December. And we would hope to build on that trend through the quarter.

Operator
Thank you. Brandon Couillard, Jeffries.

Brandon Couillard - Jefferies & Company - Analyst
Thanks for taking the question. Tom, to what degree do you think Dentsply coming back on the market with its ortho products may have had an impact in the third quarter in terms of the case volumes?

Tom Prescott - Align Technology, Inc. - President, CEO
Good question; and we actually have looked at that pretty hard. We've done some survey work from a variety of sources. And we -- our data shows that we're still nicely taking share from all categories of brackets; traditional, self-ligating, et cetera, and that's in teen and adult.

So we think if -- GAC products coming back on, which is a good thing -- they are an important part of this industry, and that was a tough deal for them. But that's probably coming out of the hide of somebody else in the brackets and wires side; does not appear to be a factor for us.

Brandon Couillard - Jefferies & Company - Analyst
Okay. And then have you finalized your plan in terms of how you expect to handle the US medical device excise tax that goes into effect next year? And to what degree do you think you'll be able to pass that on through incremental pricing or the expense reductions, if at all?

Tom Prescott - Align Technology, Inc. - President, CEO
I would say, like every other medical device company, we're working our tails off to both prepare systems and capabilities to be able to do this, even though there's no rulemaking in place yet at the IRS. I think the simple fact is, we're working on all our options. And I would say that that still -- process in place. And will talk about it much more fully when we do guidance and our view of how we're going to handle all of this, this time next quarter.

Ken Arola - Align Technology, Inc. - VP, Finance, CFO

Yes, Brandon, if I add on to that, we're going through our annual planning cycle right now. And it's certainly one of the things we'll take into account as we go through that process over the next couple of months, on how to handle the med tech tax. Right now we are looking at just being able to handle it from a perspective of doing the appropriate reporting on a biweekly basis. As far as what we're going to do beyond that, we're still working through it.

Brandon Couillard - Jefferies & Company - Analyst

Thanks. And then one more, Ken. Any chance you could give us the inventory balance at the end of the third quarter? And then, what CapEx was in the third quarter? And then -- looks like a much bigger number in terms of CapEx for the fourth quarter than I would have anticipated, given things like the some of the facility relocations, et cetera, are winding down now here. Just where do we stand on those two fronts?

Ken Arola - Align Technology, Inc. - VP, Finance, CFO

Sure. So, inventories at the end of September were basically $15 million, of which -- about $13 million or so of that was related to the scanner business, as we have been building up some inventory here in preparation for a move in Israel, which we actually just completed.

As far as your other question on CapEx, in quarter four we have about -- I think the guidance was about $12 million or so of CapEx -- about $11 million, $12 million of CapEx. And that has to do with some additional equipment we're buying to put down in the facility in Juarez to handle increased capacity over time here; as well as some of our outfitting of some facilities, costs and stuff like that from a leasehold improvement point of view.

As far as CapEx this quarter, we spent -- I think it was about $6 million or so; (multiple speakers) CapEx in Q3. And, again, it was mostly related to manufacturing equipment.

Brandon Couillard - Jefferies & Company - Analyst

Okay, thank you.

Shirley Stacy - Align Technology, Inc. - VP of Corporate and Investor Communications

Thanks, Brandon. Next question, please?

Operator

Stephen Beuchaw, Morgan Stanley.

Steve Beuchaw - Morgan Stanley - Analyst

Hi. Thanks for taking the questions. Tom, given what we're looking at now for the fourth quarter revenue, looking like it's into the single digits on an organic basis growth, can you walk us through the steps that get you back to the 15% to 25% growth that you are looking for over the longer term?

Your confidence is clearly not shaken here, so just walk us through the macro, new features, and any sort of recovery drivers in the business that you think you can quantify to get us back to that 15% to 25%.

Tom Prescott - Align Technology, Inc. - President, CEO

Sure. I'll reinforce that I don't feel we're in recovery mode. Certainly not satisfied with our results in Q3 or the guidance we've given in Q4 against the profile we've been running with; but we are not in recovery mode at all. The drivers -- I've said before, this business won't be perfect and it won't be perfectly linear, and we've demonstrated both of those here.

The reality is, we have -- adoption grows, core utilization grows among, say, orthodontists in a nonlinear way. When we bring out new technologies that the earliest adopters, the highest volume users, the most technique-sensitive users get a chance to get after it. And then they start trying those new features on more and more kinds of cases.

One of the things that gives us confidence is that we see the feedback on a broad-ranging commercialization pilot with a wide range of orthodontist and GPs. The feedback is unanimously positive, and very strong. While the SmartTrack material is by itself remarkably different, clearer looking, more comfortable, easier to remove, easier to place on, it also has very unique properties which has been our search for the last five years. And movements happen on time better.

What we expect is, as we commercialize it, as we really roll it out in Q1, the feedback that we're getting from doctors now, they will do more cases and they will do more complex cases. Think of that, first of all, as a great thing for patients and the doctors. And then, secondly, it's kind of a multiplier for the other advancements that have come before it, because now you're really able to take advantage of SmartForce technologies with the attachment technology and the new force systems. So we can now really precisely deliver force systems and do it in a way that's better for the patient and the doc.

We expect this over the next couple of years. Again, we've been after this for five years. Over the next couple of years, we expect that to reinforce core adoption. And I'll remind you, we have -- given even as where we are, which we've done pretty well -- we're still a very small player in unit and unit share. And we have tons of headroom in virtually every orthodontic indication.

Our goal is -- looking at a graph on our wall -- is making sure we grow penetration. Whether it's a deep bite, open bite, class II, division two, whatever it might be, we're going to drive penetration into that indication. And so SmartTrack plus SmartForce lets us do that.

Second thing is, we continue implementing evolution and improvements in our sales force, our coverage model, and our execution. A good example of that is what we're seeing in Europe. In the most difficult of circumstances, they grew nicely through the worst seasonal period. And they grew nicely in the UK. And the UK is no better than it was two years ago, really.

But we've got better coverage in place; we're running better programs; and we're tracking and measuring our efficiency at a rep-by-rep level. I'll just say, good execution, and that continues to get better. We'll see the same in North America.

And then the third thing is, in addition to innovation in technology and product, now we're innovating in market. A lot of the things we're doing on the consumer side and the smile assessment side, we're really getting good traction. More and more potential consumers that want to be patients are actually opting in with us and asking us to stay with them all the way through their treatment. So we're gaining insights into how they think about selecting a doctor and what that whole search process looks like, all the way through their success and satisfaction with final treatment.

A measurable percentage of visitors now are, in effect, opting in with us. And that's a real honor for us, to have them let us be part of that treatment path. There are a lot of good indicators for us. Again, not going to roll around in it, but we're really not satisfied with the results we posted or the guidance we provided, and we expect to fix that.

Steve Beuchaw - Morgan Stanley - Analyst

Thanks, that's very helpful. And then just one on Cadent, kind of big-picture. The business, it seems like year on year was down a couple million on a base of about $11.5 million; so down $1.5 million on a base of $11.5 million. I think the expectations are for this to be a real growth market, but the environment is evolving pretty quickly.

You have three, maybe five, new competitors on the market next year. But of course you have been advantaged position, being one of the bigger players in the market. Is that a business that you can get to growth in the double digits next year? Or at the other extreme, if something like what we've seen in this quarter, and with the expectations for price to come down effectively next quarter, is that more of an appropriate way to think about it, as it's more of a driver for the aligner business? Can you help us parse out the different pieces there? And I'll drop, thanks.

Tom Prescott - Align Technology, Inc. - President, CEO

Sure. Thanks, Steve. Well, there's really two things. First of all, we believe, and have reinforced, that this is a very strategic part of a very early evolution, a major evolution, in the dental industry. Being able to be at chair side, capture digital data, be able to bring a wider set of applications to the dentist or the specialist, is a very big deal. And with few exceptions, Sirona being one where they've been at it for 27 years; and they've built a significant installed base and can sell into that with upgrades.

There are very few companies today that I'd say standalone on a scanner base have got big businesses. We've got one of the biggest installed base is out there, but we still think we're getting started. Over time, we believe this, on its own merits, can be a very successful business and return to growth. It is pretty lumpy right now, given uncertainty and all those other things, and even more so in Europe.

But we believe that the kind of growth rates that were identified by iData and other third parties are there to be had. But we've taken a longer-term view of this business. What I'd say is -- so that's one way to think about the iTero scanner itself. We do believe we can scale that. We do, and still intend to -- I'll say, we're chasing Sirona, so maybe we won't have the absolute biggest installed base; we believe we'll have the best in terms of the highest-performing scanners that can do all indications, all procedures, full arch.

Now there's a bunch of new players coming out. We haven't seen anything from anybody that gets close to what we can do in terms of scanner functionality or utility. But the good news is, greater competition here is going to mean wider adoption and a hastening of this evolution towards digital dentistry. We're okay with competition, and consider it a long-term race.

The second part of that is, you asked about Invisalign. I'm not going to quote the numbers here, but we continue to see a substantial amount of our income in cases now done by scans. And it's a meaningful number, and growing very nicely every single quarter. I'll just say friction goes down for everybody involved -- the patient, the doctor and the practice and Align, in so many ways. It's faster, better, cheaper, easier, more precise. Aligners seem to fit better. The whole cycle of case to shipment is faster. And that's a trend that's continuing.

The second thing is, the doctors that use -- let's just pick on orthos for a second -- if I take all the orthos that have put scanners in, there's a meaningful number of increased cases. They are doing more than every other cohort around them, whether they were a small low-volume, a medium-volume or a high-volume ortho.

On average, they're doing a significantly greater number of cases on a quarterly or annual basis. And that's just, again, from reducing friction. We are in the early stages of this, but there's a lot of positive signs. And we are in this for the long term.

Shirley Stacy - Align Technology, Inc. - VP of Corporate and Investor Communications

Thanks, Steve. Next question, please.

Operator

Jeremy Feffer, Cantor Fitzgerald.

Jeremy Feffer - Cantor Fitzgerald - Analyst

Good afternoon, thanks. A couple of my questions have been answered. I just wanted to come back to pricing very quickly. This is -- once again, we saw average revenue per case down. I know a lot of this is tied to a lot of the promotional activities, volume rebates.

Where is the -- I don't want to say endgame -- but where does this trend go as we look into next year? Obviously the promotions, with this quarter notwithstanding, promotions have obviously done a great job in driving volume growth. Is there a point where you are worried about slowing down the promotional activities and seeing a slowdown in volume growth? Or how do you think about overall pricing going into the next year or so?

Ken Arola - Align Technology, Inc. - VP, Finance, CFO

Sure. Jeremy, this is Ken. I guess I'd start out by saying pricing has been very stable for us over the past number of years. We haven't changed prices for a number of years now on our products. And what we've chosen to do is, at various points in time, run pointed promotions.

For example, we ran the Teen Vivera promotion this summer. We got some great benefit out of that, as we indicated on the call. It costs us a little bit. But we're getting greater trial of our teen product as well or as our Vivera product with the doctors. So over the long term, we think it's a good opportunity to be a growth driver in the business.

We run our Advantage programs for the doctors on a consistent basis on a year-over-year. We see doctors continuing to move up over time in the number of cases that they're doing. Some quarters, they move faster than others. This last quarter, the biggest impact to ASPs from a promotional point of view, was certainly the Teen Vivera promotion on a sequential basis. And the other piece that you didn't mention was really foreign exchange rates.

They moved pretty quickly from Q2 to Q3. So with our international shipments we've got impacted there as well. Our view is that we'll continue to look at promotions at appropriate times in the year for the business, on both the Invisalign side as well as the iTero side of the business. For example, the $4000 off promotion we're running in quarter four here to stimulate more placements of scanners in the marketplace and gaining some more share there.

Jeremy Feffer - Cantor Fitzgerald - Analyst

Okay. And then just very quickly on the competitive side, are you guys seeing any pickup in activity from any of the newer entrants in the Clear Aligner space?

Tom Prescott - Align Technology, Inc. - President, CEO

No, not really. This is Tom. We watch this very, very carefully. And I think if there is a little -- so we are a, we're more than holding share for the other small players that are out there in Clear Aligner and ortho. In GP we may have had a little leakage, we think -- call it that -- against Clear Correct we think, frankly, even Q1 and Q2, especially among lower-volume GPs.

And we think most of that was price-driven, maybe through Groupon and stuff like that. But we don't see any kind of longer-term trends. And we've not seen the kind of traction among consistent users from any other players. We see trial from time to time; and then when faced with the features they don't have and can't get, and the capabilities that other players don't have, they tend to revert back to Invisalign. That has been the pattern. We are obviously trying to find a balance between being confident and paranoid.

Jeremy Feffer - Cantor Fitzgerald - Analyst

Fair enough. Thank you very much.

Shirley Stacy - Align Technology, Inc. - VP of Corporate and Investor Communications

Thanks, Jeremy. Operator, will take one last question, please.

Operator

John Kreger, William Blair.

John Kreger - William Blair & Company - Analyst

Hi. Thanks very much for taking the question. Tom, if we can just think about the growth that you've seen in recent months from a little bit different perspective. We would certainly compare that -- it's been a tough environment in dental, but we also would have said that was probably the case a year ago, or a few quarters ago.

So if you think about -- what do you think is really going on from a broader perspective? Do you think there is a less orthodontic starts going on across the market? Or maybe less uptake by orthodontists as the excitement around G3 and G4 has perhaps faded a bit? What do you think is the bigger picture message here?

Tom Prescott - Align Technology, Inc. - President, CEO

Boy, John, I'd love to sit down with you and compare databases. You guys have generally done a very thorough job. And I think it's some of all that. First of all, we had a very strong first half, and we had a very strong Q1 and carried a lot of that into Q2 with the AAO and all that.

For lack of a better description, saw less engagement starting in the summer among adults especially, people putting things off. This is not at an analytically sound level -- call it qualitative data -- far more practices, especially on the GP side, that had maybe soft calendars. They planned their two or three weeks off. And then, in the middle of July or part of August, saw a soft schedule for the week and said, let's reschedule those patients and take the week off rather than have the office open and having very few people in there.

I don't know if it was more patient-driven or practice-driven; don't know, and I'm -- we struggle to find primary data in this area that's useful. So what we're left with is the data that we can get from third parties; our own several-times-a-quarter bottoms-up and top-down views; our own qualitative and quantitative research with groups of customers.

It's a pretty mixed bag. But for whatever set of reasons, in the summer -- the late summer and into September, and even into October until a week or so ago -- it was just like the offices were less engaged. And there was less traffic, and they were kind of -- they had just backed off. And the patients -- especially adults -- weren't much in the game.

So, again, we picked up, we think, good share this summer on the teen side. We do believe, our data suggests, that it was a tough summer for ortho in general. And there are some orthodontists that have done very well. But there's others that are saying -- other than the first half of the year, the summer was not a great summer.

It is really a mixed bag. We ask ourselves if it's broad economy or if it's more a secular dental. But I guess we go back to the fact that we are not really the market; we're still very small in penetration. Let's do everything we can do to make sure our offices are engaged on Invisalign activities that tend to drive volume, and make sure docs and patients are getting what they need, and do all the things we can do.

It's a bit frustrating for us, as well, when the quarter doesn't evolve exactly as we thought it might.

John Kreger - William Blair & Company - Analyst

Got it, got it. Okay. So just a quick follow-up. From our perspective, G3 and G4 were very well-received in the market. As you think about SmartTrack, since this is new to us, what do you think the significance is of SmartTrack, relative to G3 and G4? More or less impactful?

Tom Prescott - Align Technology, Inc. - President, CEO

Well, we have our own views, and we always had a set of metrics we apply to any new major project innovation -- product innovation. And we track whether, quarter-over-quarter or year-over-year, how we're doing against -- whether it's case complexity we're measuring, getting more, say, class II cases; whether we're looking at sorts of adoption within certain practices. So we have a set of those things set up, and we'll see how it does. But one of the very clear points of feedback since May -- well, for example, when we did the earlier pilots, the doctors that were treating patients said, I don't want to go back to the old material. Please let me keep this. And then some of them were involved in the commercialization pilot in May, the feedback has been -- please don't take this away from me. I want to keep doing this.

Their feedback is, this is bigger in a complete way, because it impacts the patients so directly; patient comfort; they're more comfortable to wear. Again, it's a lower total force, but applied more consistently. And an awful lot of orthodontic literature says that's the best way to move teeth.

And without the stress relaxation we've seen with any other material we can find. So the second part of this is, our key researchers tell us that there now we can really put the capabilities of what was embedded in G3 and G4 with our new 4 systems to work better. Now that we can apply force more consistently. So rotations will express more quickly and more predictably; extrusions; bodily translations; all those things that have been harder for aligners to do versus a bracket and wire.

There's a ton of excitement by the docs that have been working on this for a while. They say it's bigger. I'd rather say it's the right next step. And it's going to be a bigger deal to patients for sure.

John Kreger - William Blair & Company - Analyst

Great, thanks. And then one last one. If you think about the guidance you've given us for Q4, does that guidance assume a better lift in volumes in the second half of the quarter, kind of late October and November and December? Or are you assuming more of a steady state with what you've seen so far, early days in the quarter?

Ken Arola - Align Technology, Inc. - VP, Finance, CFO

Yes, Jon, we actually don't really comment on inter-quarter trends that we're looking at. So what we tried to point out on the call is that we saw this softness in September and into early October here. But on the contrary, we are seeing activity in doctors' offices still being pretty active. Our sales force, again, is still real active with the doctor base.

So our view is that, as Tom said, with activity picking up should help us as we go forward here. But I'd probably stop short of that, so we don't specifically comment on inter-quarter.

John Kreger - William Blair & Company - Analyst
Okay.

Shirley Stacy - Align Technology, Inc. - VP of Corporate and Investor Communications
Well, thank you, John. And thank you, everyone, for joining us today. This concludes our conference call. We look forward to seeing you at upcoming financial conferences and industry meetings. If you have any questions, please contact Investor Relations. Thanks, and have a great day.

Operator

Thank you. This concludes today's teleconference. You may disconnect your lines at this time, and thank you for your participation.